Exhibit 8.1

SNR Denton US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA	T +1 212 768 6700 F +1 212 768 6800 snrdenton.com

March 22, 2013

Two Harbors Investment Corp.

601 Carlson Parkway, Suite 1400

Minnetonka, Minnesota 55305

Ladies and Gentlemen:

We have acted as special tax counsel to Two Harbors Investment Corp., a Maryland corporation (the “Company”), in connection with the sale and issuance of 57,500,000 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (including 7,500,000 Shares to cover over-allotments), pursuant to an Underwriting Agreement, dated March 19, 2013 (the “Agreement”), by and among the Company, PRCM Advisers LLC, a Delaware limited liability company, and Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce Fenner & Smith Incorporated, as representatives of the several underwriters listed on Schedule A thereto (collectively, the “Underwriters”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.	Agreement;

2.	Articles of Amendment and Restatement of the Company, as amended;

3.	Bylaws of the Company;

4.	Certificate of the State Department of Assessments and Taxation of Maryland as to the good standing of the Company, dated as of a recent date;

5.	Limited Liability Company Agreement of Two Harbors Operating Company LLC;

6.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended;

7.	Certificate executed by an officer of the Company dated as of the date hereof (“Certificate of Representations”);

8.	Registration Statement on Form S-3 (Registration No. 333-180791) of the Company, relating to the Shares, and all amendments thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), as amended (the “Registration Statement”);

Two Harbors Investment Corp. March 22, 2013 Page 2

9.	Resolutions adopted by the Board of Directors of the Company, and a duly authorized committee thereof (the “Resolutions”), relating to, among other matters, (a) the sale and issuance of the Securities, certified as of the date hereof by an officer of the Company and (b) the execution, delivery and performance by the Company of the Agreement, certified as of the date hereof by an officer of the Company; and

10.	Preliminary Prospectus Supplement, dated March 18, 2013 (the “Preliminary Prospectus Supplement”), the Prospectus Supplement, dated March 19, 2013 (the “Prospectus Supplement”), and the Prospectus to which it relates, dated May 18, 2012 (the “Base Prospectus”; together with the Prospectus Supplement, the “Final Prospectus”).

In our examination of the foregoing documents, we have assumed that (i) all factual representations and statements in such documents are true and correct, (ii) each party who has executed or adopted, or will execute or adopt, the documents had, or will have, the proper authority and capacity, (iii) any documents that have been provided to us in draft form will be executed, adopted and/or filed without material modification, and (iv) the Company will operate in accordance with the method of operation described in its organizational documents, the Registration Statement and the Certificate of Representations.

For purposes of rendering this opinion, we have also assumed (i) the accuracy of the factual representations contained in the Certificate of Representations and that each representation contained in the Certificate of Representations to the best of the Company’s knowledge is accurate and complete without regard to such qualification as to the best of the Company’s knowledge, (ii) that the Certificate of Representations has been executed by an appropriate and authorized officer of the Company, and (iii) the genuineness of the signature on the Certificate of Representations.

Based on the foregoing and in reliance thereon, and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby state our opinion that:

1.	commencing with its initial taxable year that ended on December 31, 2009, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Code, and its actual method of operation through the date of this opinion has enabled, and its proposed method of operation will continue to enable, it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2013 and subsequent taxable years, and

2.

the discussions set forth in the General Disclosure Package and the Final Prospectus under the headings “U.S. Federal Income Tax Considerations” and “Additional U.S. Federal Income Tax Considerations” constitute, in all material respects, a fair and accurate summary under current law of the material United States Federal income tax consequences of the ownership and disposition of the securities being registered on the Registration Statement, subject to the qualifications set forth therein.

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This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

The Company’s qualification as a REIT will depend upon the continuing satisfaction by the Company of the requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We do not undertake to monitor whether the Company actually will satisfy the various REIT qualification tests. We express no opinion as to the laws of any jurisdiction other than the Federal income tax laws of the United States of America to the extent specifically referred to herein.

This opinion is furnished in connection with the transaction described herein. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”). We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein, or of any subsequent changes in applicable law.

Very truly yours,

/s/ SNR Denton US LLP